                                                                      EXHIBIT 19

LETTER TO OUR STOCKHOLDERS

  Puritan-Bennett Corporation reported earnings of $3,724,000 or $.30 per share on revenues of $80,408,000 and orders of $80,113,000 for the first quarter ended April 30, 1994.

  Orders and revenues were up 13% and 7%, respectively, from last year's first quarter orders of $71,040,000 and revenues of $75,391,000. The revenue and earnings growth were achieved essentially without depleting the substantial backlog growth that resulted from the record orders we received during last year's fourth quarter.

  While still very early, we are cautiously optimistic that the second quarter will show further improvement. During much of the first quarter, the cash flow of a number of our U.S. home care provider customers was adversely affected by slower Medicare claims processing associated with consolidating the number of third-party payors and the implementation of new electronic claims processing systems. In response, home care providers were reluctant and, in some cases, unable to maintain their normal equipment inventory levels, even though we believe their underlying demand for equipment remained strong. In April steps were taken to accelerate payments to home care providers during this period of transition. Concurrently, we experienced a substantial increase over February and March levels in home care orders from U.S. customers. Even with this temporary impediment, our worldwide home care business experienced order and revenue growth of 13% and 10%, respectively, compared to the first quarter of last year.

  As expected, U.S. demand for the 7200/(R)/ Series ventilator has stabilized generally around last year's levels and international demand has continued growing. The level of interest in our CliniVision/(R)/ respiratory care management information system continues to be high.

  Our aviation business is experiencing growth in orders and revenues, up 45% and 12%, respectively, from first quarter levels last year. This increase is due in large part, although not entirely, to our new ACCTV/(TM)/ operation.

                                       /s/ Burton A. Dole, Jr.
                                       ----------------------------
                                       Burton A. Dole Jr.
                                       Chairman, President and
May 16, 1994                           Chief Executive Officer

CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS (UNAUDITED)
Dollars in thousands, except per share data

                                                    THREE MONTHS ENDED
                                                         APRIL 30
                                                 ------------------------
                                                      1994       1993
                                                 ========================
Net Sales                                        $    80,408  $    75,391
Cost of Goods Sold                                    46,617       42,173
                                                 -----------  -----------
 Gross Profit                                         33,791       33,218
Selling and Administrative Expense                    23,918       23,438
Research and Development Expense                       4,815        6,549
                                                 -----------  -----------
 Operating Profit                                      5,058        3,231
Other Expense, net                                       404          853
                                                 -----------  -----------
 Income Before Income Taxes                            4,654        2,378
Provision for Income Taxes                               930          529
                                                 -----------  -----------
 Net Income Before Cumulative Effect                   3,724        1,849
 Cumulative Effect of a Change in Accounting
  for Income Taxes                                         -        2,755
                                                 -----------  -----------
Net Income (Loss)                                $     3,724  $      (906)
                                                 ===========  ===========
Weighted Average Number of Shares Outstanding     12,432,109   11,932,615
Net Income Before Cumulative Effect Per Share    $       .30  $       .15
Cumulative Effect of Change in Accounting for
 Income Taxes Per Share                                    -         (.23)
                                                 -----------  -----------
Net Income (Loss) Per Share                      $       .30  $      (.08)
                                                 ===========  ===========
Dividends Declared Per Share                     $       .03  $       .03
                                                 ===========  ===========

CONDENSED CONSOLIDATED
BALANCE SHEETS (UNAUDITED)
Dollars in thousands

                                                          April 30   January 31
ASSETS                                                      1994        1994
                                                          ---------------------
Current Assets:
 Cash and cash equivalents                                $    646    $    713
 Trade notes and accounts receivable, net                   69,572      70,137
 Inventories:
  Finished goods                                            15,899      16,163
  Work in process                                            4,738       4,437
  Raw materials and supplies                                32,633      30,894
                                                          --------    --------
                                                            53,270      51,494
  Less excess of FIFO cost over LIFO cost                   (4,181)     (4,024)
                                                          --------    --------
                                                            49,089      47,470
 Prepaid expenses and other                                  3,149       5,567
 Deferred income tax benefits                               10,760      10,760
                                                          --------    --------
  Total current assets                                     133,216     134,647
Plant and Equipment                                        165,239     158,961
 Less accumulated depreciation and amortization             70,364      70,068
                                                          --------    --------
                                                            94,875      88,893
Other Assets, net                                           32,020      33,054
                                                          --------    --------
Total Assets                                              $260,111    $256,594
                                                          ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Notes payable                                            $ 28,544    $ 27,791
 Trade accounts payable                                     13,382      13,937
 Employee compensation, payroll taxes and withholdings       7,279       8,015
 Accrued self-insurance expenses                             1,168       1,299
 Other accrued expenses                                     16,270      21,140
 Dividends payable                                             374         359
 Income taxes payable                                        5,149       3,678
 Current maturities of long-term debt                        6,660       6,546
                                                          --------    --------
  Total current liabilities                                 78,826      82,765
Long-Term Debt, less current maturities                     43,358      38,656
Deferred Compensation and Pensions                          16,413      17,444
Deferred Income Taxes                                           55          55
Deferred Revenue                                            10,098       9,962
Stockholders' Equity:
 Common stock, par value $1.00 per share -
  Authorized 30,000,000 shares; issued and
  outstanding, 12,468,493 shares in April
  and 12,427,653 shares in January                          12,468      12,428
 Additional paid-in capital                                 35,960      34,794
 Retained earnings                                          64,610      61,736
 Deferred stock awards                                      (1,627)       (602)
 Treasury stock                                                (50)       (644)
                                                          --------    --------
  Total Stockholders' Equity                               111,361     107,712
                                                          --------    --------
Total Liabilities and Stockholders' Equity                $260,111    $256,594
                                                          ========    ========

CONDENSED CONSOLIDATED STATEMENTS
OF CASH FLOWS (UNAUDITED)
Dollars in thousands

                                                                     THREE MONTHS ENDED
                                                                          APRIL 30
                                                                     ------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                   1994       1993
                                                                     ==================
Net income (loss)                                                    $ 3,724   $   (906)
Adjustments to reconcile net income to net cash and
 cash equivalents provided by operating activities:
  Depreciation and amortization                                        3,567      3,529
  Cumulative effect of change in accounting principles                     -      2,755
  Restructuring charges                                               (3,307)         -
  Deferred compensation and pensions                                  (1,031)       486
  Provision for losses on accounts receivable                             43         49
  Asset dispositions, net                                               (462)       (34)
  Shares issued to employee benefit plans                                710        985
Change in operating assets and liabilities:
  Trade notes and accounts receivable                                    522      4,037
  Inventories                                                         (1,619)    (3,576)
  Prepaid expenses                                                     1,937         33
  Other assets                                                           704        281
  Trade accounts payable and accrued expenses                           (985)      (805)
  Federal and state income taxes payable/receivable                    1,471      1,119
  Deferred revenue                                                       136        454
                                                                     -------   --------
  Net Cash and Cash Equivalents Provided by
    Operating Activities                                               5,410      8,407


CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from sale of capital assets                                   2,073        422
Capital expenditures                                                  (5,868)    (3,819)
Purchases of intangible assets                                           (32)       (69)
Acquisitions, net of cash acquired                                    (2,000)    (6,624)
                                                                     -------   --------
 Net Cash and Cash Equivalents Used in
  Investing Activities                                                (5,827)   (10,090)


CASH FLOWS FROM FINANCING ACTIVITIES

Issuance of notes payable                                                753      2,589
Payments on long-term debt                                               (46)         -
Dividends paid to stockholders                                          (372)      (357)
Stock options exercised                                                   15         46
Stock repurchased                                                          -       (189)
                                                                     -------   --------
 Net Cash and Cash Equivalents Provided by
  Financing Activities                                                   350      2,089
                                                                     -------   --------
Net Increase (Decrease) in Cash and Cash Equivalents                     (67)       406
Cash and Cash Equivalents at the Beginning of the Year                   713        403
                                                                     -------   --------
Cash and Cash Equivalents at the End of the Period                   $   646   $    809
                                                                     =======   ========

INCOMING ORDERS, NET SALES ($ MILLIONS) AND
NET INCOME (LOSS) PER SHARE

                                                               FY 1994                  FY 1995
                                                -------------------------------------   -------
                                                Apr. 30   July 31   Oct. 31   Jan. 31   Apr. 30
                                                -------   -------   -------   -------   -------
MEDICAL   -- Orders                              $65.4     $75.6     $69.9    $ 85.0     $71.9
             Net Sales                            69.4      71.9      69.6      75.0      73.7
AERO      -- Orders                                5.6       7.0       5.1      10.4       8.2
             Net Sales                             6.0       6.0       5.7       5.7       6.7
TOTAL     -- Orders                              $71.0     $82.6     $75.0    $ 95.4     $80.1
             Net Sales                            75.4      77.9      75.3      80.7      80.4
BACKLOG INCREASE (DECREASE)                      $(4.4)    $ 4.7     $(0.3)   $ 14.7     $(0.3)
===============================================================================================
NET INCOME  (LOSS) BEFORE CUMULATIVE
  EFFECT PER SHARE                               $ .15     $(.41)    $ .06    $(2.46)    $ .30
CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES PER SHARE                               (.23)        -         -      (.01)        -
                                                 -----     -----     -----    ------     -----
NET INCOME (LOSS) PER SHARE                      $(.08)    $(.41)    $ .06    $(2.47)    $ .30
                                                 =====     =====     =====    ======     =====